Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Form S-8 POS
                                 Amendment No. 3

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                               QUINTALINUX LIMITED
             (Exact name of registrant as specified in its charter)

          British Virgin Islands                              N/A
-----------------------------------------        -------------------------------
(State or other jurisdiction                           (IRS Employer
         of incorporation)                            Identification No.)

      Suites 1404-1406 Devon House
       979 King's Road, Taikoo Place
         Island East, Hong Kong                              N/A
----------------------------------------        --------------------------------
(Address of Principal Executive Offices)                 (Zip Code)


                           Stock Issuance Pursuant to
   Consulting Agreements for Promotion of the Company's Products and Services
   --------------------------------------------------------------------------
                            (Full title of the plan)


                Hank Vanderkam                               Copy to:
             Vanderkam & Sanders                          Hank Vanderkam
             440 Louisiana, #475                        Vanderkam & Sanders
              Houston, TX 77002                         440 Louisiana, #475
     (Name, address and telephone number                 Houston, TX 77002
            of agent for service)                         (713) 547-8900


         Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
================================ =============== =================== ===================== ============

Title of securities              Amount to be    Proposed maximum    Proposed maximum      Amount of
to be registered                 registered      offering price per  aggregate offering    registration
                                                 share (1)           price                 fee
-------------------------------- --------------- ------------------- --------------------- ------------

Common Stock, $.01 par value       2,000,000             $0.55            $1,100,000          $101.20
================================ =============== =================== ===================== ============

(1) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the average bid and asked price as reported on Nasdaq National Market on January 24, 2002.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION

         Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission  (the   "Commission")   are   incorporated  by  reference  into  this
Registration Statement and are made a part hereof:

     (a) The Company's Annual Report on Form 20-F for the fiscal year ended March 31, 2001.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

Common Stock

     General. The Company is authorized to issue 100,000,000 shares of Common Stock, $.01 par value per share.

     The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock as such have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

     Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

     Dividend Policy. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Memorandum and Articles of Association eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by British Virgin Islands law. The Company's Memorandum and Articles of Association provide that the Company may indemnify agains all expenses, including legal fees and against all judgements, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings.

     The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

         The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions require that the directors acted honestly and in good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the director received a benefit in money, property or services to wich the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

     4.1  Consulting Agreement dated January 2002 with Fung Oi Ip, Alfonso
     4.2  Consulting  Agreement  dated  January  2002 with  Koon Ho Ming,  Peter
          Douglas
     5.1 Opinion and consent of Vanderkam & Sanders re: the legality of the shares being registered
     23.1 Consent of Vanderkam & Sanders (included in Exhibit 5.1)
     23.2 Consent of Blackman Kallick, Bartelstein, LLP

ITEM 9.  UNDERTAKINGS

     (a)  The registrant hereby undertakes:

          (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on the 25th day of January, 2002.

                                           QUINTALINUX LIMITED


                                           By: /s/ Chu Tat
                                              -------------------------------
                                              CHU TAT, Chairman

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


       Signatures                        Title                         Date

/s/ Chu Tat                   Chairman of the Board and        December 31, 2001
----------------------------  Director
Chu Tat

/s/ Perick, Li Wai Ho         Vice-Chairman and Director       December 31, 2001
----------------------------
Perick, Li Wai Ho

/s/  David Lee Chai Ve        Chief Executive Officer and      December 31, 2001
----------------------------  Director
Chai Ve David Lee

/s/ Cheung Kwok, Ho, Richard  Director                         December 31, 2001
----------------------------
Cheung Kwok, Ho, Richard

/s/ Ryoji Shikiba             Director
----------------------------
Ryoji Shikiba                                                  December 31, 2001


                              Director                         December 31, 2001
----------------------------
Woo Ka Lok, Felix

/s/ Chan Sai Keung            Director                         December 31, 2001
----------------------------
Chan Sai Keung

/s/ Fernando Marchitelli      Director                         December 31, 2001
----------------------------
Fernando Marchitelli

/s/ Hank Vanderkam            Authorized U.S. Legal
----------------------------  Representative                   December 31, 2001